<SEQUENCE>1
<FILENAME>ims051107def14a.txt


                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_|     Preliminary Proxy Statement
|_|     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
|X|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_| Soliciting Material Pursuant to |_| ss.240.14a-11(c) or |_| ss.240.14a-12

                      INTERNATIONAL MONETARY SYSTEMS, LTD.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)   Total fee paid:

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                   IMS INTERNATIONAL MONETARY SYSTEMS, LTD.
                          16901 West Glendale Drive
                             New Berlin, WI  53151
                                (262) 780-3640

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JUNE 12, 2007

To the Shareholders of
INTERNATIONAL MONETARY SYSTEMS, LTD.

   Notice is hereby given that the Annual Meeting of the Shareholders
(the "Meeting") of International Monetary Systems, Ltd. (the "Company") will be held at the Milwaukee Art Museum, 700 North Art Museum Drive, Milwaukee, Wisconsin on Tuesday, June 12, 2007 at 2:00 p.m. CDT for the following purposes:

1. To elect three directors to serve for three-year terms that will expire at the 2010 Annual Meeting.

2. To ratify Webb & Company, PA as auditors for the fiscal year ending December 31, 2007.

3. To transact such other business as may come before the Meeting or any adjournments or postponements thereof.

   A proxy form is enclosed. Please complete it and return it as soon as possible in the postage-paid return envelope provided, even if you plan to attend the Meeting. You retain the right to revoke the proxy at any time before it is actually voted by notice in writing to the Secretary of the Company.

                                          By Order of the Board of Directors,

                                      /s/ PATRICIA A. KATISCH
                                          ----------------------------------
                                          Patricia A. Katisch
                                          Secretary
New Berlin, WI
May 11, 2007

                   INTERNATIONAL MONETARY SYSTEMS LTD.
                              PROXY STATEMENT
                                    FOR
                       ANNUAL MEETING OF SHAREHOLDERS
                              June 12, 2007
GENERAL INFORMATION

   Your proxy, using the enclosed form, is solicited by the Board of Directors of International Monetary Systems Ltd. ("IMS" or the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") to be held at 2:00 p.m. on Tuesday, June 12, 2007, at Milwaukee Art Museum, 700 North Art Museum Drive, Milwaukee, Wisconsin and at any adjournment thereof. Management anticipates that the mailing to shareholders of this proxy statement and enclosed proxy will occur on or about May 11, 2007.

PURPOSE OF MEETING

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS

   The Company's common stock is the only type of security entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on April 30, 2007 ("Record Date") are entitled to receive notice of the Annual Meeting and to vote the shares they hold at the Annual Meeting or at any adjournment or postponement. As of the Record Date, there were 58,373,768 shares of common stock outstanding, each share being entitled to one vote on each matter to be voted upon. There is no cumulative voting.

   The presence at the meeting, either in person or by proxy, of the holders of at least 40% of the shares of common stock outstanding on the Record Date will constitute a quorum, permitting the transaction of business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. The affirmative vote by holders of a majority of the shares present and entitled to vote will be required to elect Directors.

   Whether or not you are able to attend the meeting in person, you are urged to complete, sign, date, and return the accompanying proxy in the enclosed envelope. Your proxy is solicited by the Company's Board of Directors and, when properly completed, will be voted at the Annual Meeting in accordance with your instructions. Proxies which are executed but do not specify a vote for, against, or in abstention, will be voted
 FOR the nominees of the Board of Directors, FOR ratification of Webb & Company, PA as auditors, and FOR proposals contained in this Proxy Statement. With respect to any other matters that may come properly before the Annual Meeting, the proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

   Your proxy may be revoked or changed at any time prior to the Annual Meeting. You may do this by advising the Secretary of the Company in writing of your desire to revoke your proxy, or by sending the Secretary another signed proxy with a later date before the beginning of the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person. Expenses in connection with the solicitation of proxies will be paid by IMS. Proxies are being solicited primarily by mail, although employees of IMS (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission, or in person. The Company has not retained a proxy solicitor in connection with the Annual Meeting.

   A copy of the Company's Annual Report for the year ended December 31, 2006 is being furnished to each shareholder with this Proxy Statement.


                               PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

   The Company's bylaws provide that the Board of Directors shall consist of no fewer than one nor more than nine members, as established by the Board of Directors from time to time. The board has established the current number of directors at a maximum of nine. Two directors who served three-year terms, and a third director who was appointed by the board in January of 2007, have been nominated for re-election to the Company's Board of Directors at the Annual Meeting, to hold office until the expiration of their new terms as described below, or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED BELOW. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below.

   For a three-year term expiring at the 2010 Annual Meeting


Name                        Age   Position

John Strabley               43    Executive Vice President of the
                                  Company since 1995, Director of
                                  the Company since 1997

Gerald Van Dyn Hoven        52    President of the Van Dyn Hoven
                                  Automotive Group

Stephen Webster	            62    Former owner of Alliance Barter,
                                  Inc., IMS' most recent acquisition


   Our directors hold office until the Annual Meeting at which their term expires. Officers are elected annually by our Board of Directors and serve at the discretion of the board.

Board Committees and Meetings

   During the fiscal year ended December 31, 2006, the Board of Directors held four meetings. During this period, each of the directors attended or participated in more than 50% of the total number of meetings of the Board of Directors. IMS' Board of Directors also acts from time to time by written action in lieu of meetings.

   The Board of Directors has established a Compensation Committee consisting of the four outside directors and Donald F. Mardak and does not intend to establish a Nominating Committee. The Compensation Committee will make recommendations concerning the salaries and incentive compensation of employees of, and consultants to, IMS and will administer IMS' Incentive Stock Option Plan. An Audit Committee has been established and will be responsible for reviewing the results and scope of audit consists of the four outside directors of the Company and Donald F. Mardak.


Director Compensation

  All directors who are not employees of the Company or any of the Company's subsidiaries, or any 10% or greater shareholder of the Company ("Non-employee directors") are paid an annual retainer in stock, and also receive a fee of $300 per board meeting attended and $200 for meetings attended by telephone conference call. IMS does not compensate its directors for committee participation or for performing special assignments for the Board of Directors. Currently, non-employee directors receive 10,000 shares of restricted common stock upon their initial election to the board of directors and additional grants of 10,000 shares of common stock at the beginning of each year of their service to the board and upon their reelection at the Annual Meeting of shareholders. If elected at the Annual Meeting, Gerald Van Dyn Hoven will receive 10,000 shares of the Company's restricted common stock. Messrs. Strabley and Webster will not receive compensation, stock or options for their service as directors.



                              PROPOSAL NO. 2
                  RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors has appointed Webb & Company, PA as independent auditors for the Company for the fiscal year ending December 31, 2007. Representatives of Webb & Company, PA are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

   In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and the shareholders' best interests.

   Webb & Company, PA audited the Company's financial statements for fiscal 2006. The report of Webb & Company, PA for 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles.

   THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF WEBB & COMPANY, PA AS THE COMPANY'S INDEPENDENT AUDITORS.


EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth information concerning our executive officers and directors, including their names, ages and the positions they held with IMS, as of December 31, 2006.

Name                    Age   Position

Donald F. Mardak         70   President, Chief Executive Officer, Director and
                              Chairman of the Board

Danny W. Weibling, CPA   59   Treasurer and Chief Financial Officer

John E. Strabley         43   Executive Vice President and Director

Dale L. Mardak           47   Senior Vice President and Director

Patricia A. Katisch      62   Secretary

Wayne W. Emmer           53   Director

Gerald Van Dyn Hoven     52   Director

Thomas Delacy            42   Director

Wayne Dalin              62   Director

Stephen Webster          62   Director

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
FINANCIAL DISCLOSURE

   Donald F. Mardak has been the Chief Executive Officer, President and a director of IMS since our inception in 1989. In 1985, Mr. Mardak founded the Continental Trade Exchange barter network under the name "Continental Trading Company," a sole proprietorship. Continental Trading Company was incorporated in 1988 as Continental Trade Exchange, Ltd. and is now our primary operating subsidiary. Mr. Mardak is a two-term president of NATE, the National Association of Trade Exchanges (1995-96 and 1999-2000) and served on the board of directors of the organization for seven years. NATE is the principal barter industry trade association for independent barter networks.

   John E. Strabley has been the Executive Vice President of IMS since 1995 and a director since 1997. Mr. Strabley joined Continental Trade Exchange, Ltd. as a trade broker in 1991. In 1992, he was promoted to General Manager and, in August of that year, was appointed as Vice President of Continental Trade Exchange and IMS. In 1995, Mr. Strabley passed the barter industry certification examination and was awarded the industry's then highest designation of CTB - Certified Trade broker. In 1997, Mr. Strabley became a director of both Continental Trade Exchange, Ltd. and IMS.

   Dale L. Mardak has been Senior Vice President of IMS since 1995, and a director since 1997. He joined Continental Trade Exchange, Ltd. in 1993 as a trade broker and was appointed trade director in 1995. In 1997, he was appointed Treasurer and a director of both Continental Trade Exchange, Ltd. and IMS. In 1999, Mr. Mardak received the designation of CTB - Certified Trade Broker. He has served on the board of directors of NATE.

   Danny W. Weibling is a certified public accountant and, along with his wife Lisa, was the former owner of Trade Systems Interchange, the Rohnert Park, CA barter network that IMS acquired in April of 2001. Mr. Weibling is also the developer and programmer of TradeWorks, the barter industry's finest software program, and he served six years as treasurer of NATE. He became Treasurer and Chief Financial Officer of IMS in April of 2001.

   Patricia A. Katisch is currently the owner of Katisch & Associates, a marketing consulting and public relations firm. From 1998 - 2001, Ms. Katisch was an Associate Dean in the College of Professional Studies at Marquette University. Prior to that, she founded and published the Women's Yellow Pages of Greater Milwaukee and was the producer of the Wisconsin World of Women Show.

   Wayne W. Emmer is currently the president of Illinois Cement Co., a position he has held since August of 1998. Wayne is also a former member of the Parkview Christian Academy School Board.

   Gerald Van Dyn Hoven is currently the president of the Van Dyn Hoven Automotive Group. Jerry is a director of American National Bank - Fox Cities, and is a member of the Board of Trustees of Equitable Reserve Association.

   Thomas Delacy is currently president and CEO of Independent
Inspections, Ltd., a company that provides municipal inspection services for several cities. Tom has a degree in geology from the University of Wisconsin - LaCrosse.

   Wayne R. Dalin is a Certified Public Accountant and is a partner in Dalin Lindseth & Associates, a public accounting firm.

   Stephen Webster was the owner of Alliance Barter, Inc. and is a past president of the National Association of Trade Exchanges (NATE) and the International Reciprocal Trade Association (IRTA). Steve is also a member of the Barter Hall of Fame.

   Our directors hold office until the Annual Meeting at which their term expires. Officers are elected annually by our Board of Directors and serve at the discretion of the board.


EXECUTIVE COMPENSATION

   Summary Compensation Table. The following table provides information concerning compensation earned by our named Executive Officers for services rendered in all capacities during the fiscal years ended December 31, 2004, 2005 and 2006, respectively. We are required to disclose in the table the compensation we paid to our Chief Executive Officer and to any other executive officer of our company who was paid in excess of $100,000. These persons are referred to in this report as "named executive officers." Because our Chief Executive Officer has earned in excess of $100,000 in each of the past three years, his compensation for the three years is included in the table. Our other named executive officers received wages in excess of $100,000 only in years 2005 and 2006. Therefore, their compensation for only 2005 and 2006 is included in the table.


                               Annual Compensation                All Other
Name and Principal Positions    Year    Salary ($)   Bonus ($)  Compensation ($)
Donald F. Mardak . . . . . .    2006     175,500       ----         11,985
   Chief Executive Officer      2005     145,500       ----          7,500
     and President              2004     135,000       ----           ----

Danny W. Weibling, . . . . .    2006     143,667       ----          3,668
   Chief Financial Officer      2005     108,000       ----          2,300
     and Treasurer

John E. Strabley,  . . . . .    2006     134,084       ----          6,562
   Executive Vice President     2005     108,000       ----          5,100
     and Director

Dale L. Mardak,  . . . . . .    2006     122,000       ----          7,798
   Senior Vice President        2005     102,000       ----          4,500
     and Director

Stock Options

   Options Grants in the Last Fiscal Year. No options were granted to any of our named executive officers during the fiscal year ended December 31, 2006.

Employment Agreements

   On October 4, 2004, we renewed the employment agreements with Donald F. Mardak, our president, Danny W. Weibling, our Chief Financial Officer, and John E. Strabley and Dale L. Mardak our vice presidents, pursuant to which these employees will receive 2007 annual base salaries of $200,000, $165,000, $150,000 and $142,000, respectively, plus commissions and bonuses, if any, to be determined by our chief executive officer at his discretion. With the approval of our board of directors, our four officers each signed new three-year contract extensions on February 4, 2007. These contracts provide for salary increases of approximately 15% per year. Each of these contracts will be automatically extended for additional one-year periods thereafter, unless terminated by either IMS or the employee. Each agreement further provides that, for eighteen months after the termination thereof, the employee will not, either directly or indirectly, compete with the businesses of International Monetary Systems, Ltd. Each employee also agrees to maintain the confidentiality of trade secrets and other information concerning IMS.

   Each of the agreements entitles them to receive stock options at the discretion of Management. All agreements contain a change of control provision. In the event of a merger, acquisition of IMS or sale of substantially all of its assets, Donald Mardak's contract provides for compensation equal to two years' salary plus a lump sum payment of $400,000. Danny Weibling's, John Strabley's and Dale Mardak's contracts provide for compensation equal to one year's salary plus a lump sum payment of $200,000.

   Option Exercises in 2006 and Aggregate Option Values at December 31, 2006. During 2006, Donald F. Mardak exercised 144,000 options and Danny
W. Weibling exercised 80,000 options at $.50 per share. As of December 31, 2006, no unexercised options were held by our Chief Executive Officer. Unexercised options that were issued in fiscal 2001 through 2004 were held by our other officers in the following amounts: John Strabley, 160,000 shares, Dale Mardak, 160,000 shares and Danny Weibling, 580,000 shares, respectively.


Limitation of Liability and Indemnification

   Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status for service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of December 31, 2006, by:

* each person known by us to beneficially own more than 5% of our common stock;

*    each of our directors and our sole named executive officer; and

*    all of our directors and executive officers as a group.


     We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.
                                                      Shares beneficially owned
                                                       as of December 31, 2006
Name of Beneficial Owner                                  Number      Percent

Donald F. Mardak (1) *   .  .  .  .  .  .  .  .  .  .  17,707,000      33.65%

Dale L. Mardak (2) .  .  .  .  .  .  .  .  .  .  .  .   1,392,000       2.65%

John E. Strabley, Jr. (3)   .  .  .  .  .  .  .  .  .     636,000       1.21%

Danny W. Weibling  (4)   .  .  .  .  .  .  .  .  .  .     270,500       0.53%

Gerald Van Dyn Hoven  .  .  .  .  .  .  .  .  .  .  .     422,000       0.80%

Wayne Emmer  .  .  .  .  .  .  .  .  .  .  .  .  .  .     240,000       0.46%

Thomas Delacy   .  .  .  .  .  .  .  .  .  .  .  .  .     540,000       1.03%

Patricia Katisch   .  .  .  .  .  .  .  .  .  .  .  .      48,000       0.09%

Wayne R. Dalin  .  .  .  .  .  .  .  .  .  .  .  .  .     200,840       0.38%

All directors and executive officers
   as a group (9 persons)   .  .  .  .  .  .  .  .  .  21,464,340      40.80%


(1) Does not include 636,000 shares held by his wife, Judy E. Mardak, as to which Mr. Mardak disclaims beneficial ownership.

     * All shares owned by Donald F. and Judy E. Mardak are now held in a revocable living trust.

(2) Does not include 8,400 shares held by his wife, Lisa L. Mardak, as to which Mr. Mardak disclaims beneficial ownership. Does not include 160,000 shares of exercisable options.

(3) Does not include 1,200,000 shares held by his wife, Kimberly A. Strabley, as to which Mr. Strabley disclaims beneficial ownership. Does not include 160,000 shares of exercisable options.

(4) Does not include 150,000 shares held by his wife, Alesia Peters, as to which Mr. Weibling disclaims beneficial ownership. Does not include 580,000 shares of exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

   We currently lease our executive offices and principal operating facilities, consisting of 11,000 square feet of space located at 16901 West Glendale Drive, New Berlin, Wisconsin, from Glendale Investments, LLC., a Wisconsin limited liability company owned by Donald F. Mardak, Dale L. Mardak and John E. Strabley, officers and directors of our company, under a triple net lease which commenced in October, 2006 and expires September 30, 2008. For the fiscal year ended December 31, 2005, we made rental payments of $72,000 and during the fiscal year ended December 31, 2006, we made rental payments of $76,500 to Glendale Investments, LLC. We believe that the rental payments required and other terms of our lease are comparable to those available for similar space from unaffiliated, third-party lessors in the area.

Conflicts of Interest

   Certain potential conflicts of interest are inherent in the relationships between our affiliates and us. From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of IMS and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities. Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, including for example the lease agreement described above under "Certain Relationships and Related Transactions - Certain Transactions," potential conflicts may arise between the respective interests of IMS and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

   With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to IMS at the time it is authorized or approved by our directors.


                                                Respectively submitted for the
                                                Board of Directors By

                                            /s/ PATRICIA A. KATISCH
                                                -------------------------------
                                                Patricia A. Katisch
                                                Secretary